Exhibit 99.1

News Release
For Immediate Release

Alaska Pacific Bancshares, Inc. Receives $4.8 Million Investment
from the U.S. Treasury’s Capital Purchase Program

JUNEAU, ALASKA – February 6, 2009 – Alaska Pacific Bancshares, Inc. (“Company”) (OTCBB: AKPB), the parent company of Alaska Pacific Bank (“Bank”), today announced that it has received $4.8 million from the U.S. Treasury Department as a part of the Treasury’s Capital Purchase Program.  This funding marks the Company’s successful completion of the sale of $4.8 million in senior preferred stock, with a related warrant to purchase up to $717,150 in common stock to the U.S. Treasury.  The transaction is part of the Treasury’s program to encourage qualified financial institutions to build capital to increase the flow of financing to businesses and consumers and to support the U.S. economy.

“We appreciate and support the efforts of the U.S. Treasury Department to stabilize financial markets and increase the flow of credit to deserving borrowers,” said Craig E. Dahl, President and CEO.  “We are pleased that we have been selected to participate in this voluntary program, which is an important recognition of the strength and financial health of our Company.  The additional capital will enhance our capacity to support the communities we serve through expanded lending activities and economic development.  We believe that participation in this program should be beneficial for the employees, customers and shareholders of the Company.”

The preferred stock will pay a 5% dividend for the first five years, after which the rate will increase to 9% if the preferred shares are not redeemed by the Company.  The terms and conditions of the transaction and the preferred stock conform to those provided by the U.S. Treasury.  A summary of the Capital Purchase Program can be found on the Treasury’s web site at www.ustreas.gov/initiatives/eesa.  In addition to the preferred shares, the Treasury received a warrant to purchase 175,772 shares of the Company’s common stock at a price of $4.08 per share at any time during the next ten years.  The details of this transaction, the agreements and other documents will be filed with the Securities and Exchange Commission (SEC) on Form 8-K.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions and other risks detailed in Alaska Pacific Bancshares, Inc.’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.